EXHIBIT 99.1

ConnectOne Bancorp, Inc. Expands Its Digital Strategy With Closing of BoeFly Acquisition

ENGLEWOOD CLIFFS, N.J., June 03, 2019 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today announced it has completed its previously announced acquisition of New York/Boston-based BoeFly, LLC.  BoeFly’s online business lending marketplace helps connect small- to medium-size businesses with professional loan brokers and lenders across the United States.

"With the successful acquisition of BoeFly’s innovative online platform, dynamic patented technology and FinTech-focused entrepreneurial team, we see a great opportunity to expand and diversify ConnectOne’s revenue streams while strengthening our digital bank strategy and our competitive position,” commented Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer. “We look forward to a seamless transition working with BoeFly’s employees, clients, partners and participating lenders.”

The BoeFly business unit will be led by Michael Rozman, a co-founder of BoeFly and formerly its CEO. As President of ConnectOne’s BoeFly subsidiary, Mr. Rozman will report directly to Frank Sorrentino. BoeFly will operate within ConnectOne as an independent brand and the Company is committed to maintaining and building upon the business model and relationships that have supported its success.

About ConnectOne Bancorp, Inc.
ConnectOne Bancorp, Inc., through its subsidiary, ConnectOne Bank offers a full suite of both commercial and consumer banking and lending products and services through its 29 banking offices located in New York and New Jersey.   ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.ConnectOneBank.com.

Forward-Looking Statements
This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:
William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Thomas Walter, MWWPR
202.600.4532; twalter@mww.com